Exhibit 99.1

[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe
Senior Director, Corporate Communications (858) 207 – 5859

WEXFORD SCIENCE & TECHNOLOGY TO MERGE WITH BIOMED REALTY TRUST

BioMed Realty Adds 1.6 Million Square Foot Portfolio & Expands University / Research Institution

Segment to 18% of Annualized Base Rents

SAN DIEGO, California and BALTIMORE, Maryland. – March 26, 2013 – BioMed Realty Trust, Inc. (NYSE: BMR) announced today that it has entered into a definitive agreement to merge with Wexford Science & Technology, LLC, a subsidiary of Wexford Equities, LLC, furthering BioMed Realty’s position as the leading provider of real estate to the life science industry. Wexford Science & Technology is a private real estate investment and development company that owns and develops institutional quality life science real estate for academic and medical research organizations, and that boasts well-regarded skills for urban development and redevelopment of life science real estate. The aggregate consideration for Wexford Science & Technology is approximately $640 million, excluding transaction costs and subject to adjustment based on working capital levels and construction and development costs incurred prior to closing. Wexford Science & Technology will operate as a wholly owned subsidiary of BioMed Realty.

“The combination of BioMed Realty and Wexford Science & Technology further expands our footprint into the university markets with high-quality assets, credit tenants and long-term leases,” said BioMed Realty’s Chairman and Chief Executive Officer, Alan D. Gold. “In addition, it accelerates our growth as the leading provider of real estate to the life science industry.”

Approximately $551 million of the initial consideration is for Wexford Science & Technology’s operating portfolio which includes approximately 1.6 million rentable square feet of newly developed, state-of-the-art research facilities in high-barrier sites located on or immediately adjacent to leading academic, medical system and research institution campuses and in close proximity to the local market demand drivers. The operating portfolio, all of which was developed and delivered between 2005 and 2011, is approximately 86% leased, with 66% of annualized base rents generated from academic and medical institutions and A-rated life science companies having an average remaining lease term of 13 years. Top tenants by annualized base rents include, among others: the University of Pennsylvania Health System; Washington University in St. Louis; Wake Forest University; the University of Maryland; the University of Miami; Old Dominion University; the Illinois Institute of Technology and Penn State University.

Approximately $89 million of the initial consideration is for projects currently under development. Wexford Science & Technology has approximately 935,000 square feet of rentable space currently under construction in three projects that are, collectively, approximately 68% pre-leased, anchored by the University of Pennsylvania Health System, Wake Forest University and Washington University in St. Louis. Wexford Science & Technology also owns parking garages in Philadelphia and Baltimore with 419 and 638 stalls, respectively, that support Wexford Science & Technology’s life science developments, and owns additional land parcels that can support an estimated 300,000 square feet in additional development potential.

Kent Griffin, President and Chief Operating Officer of BioMed Realty, commented, “Beyond the opportunity to add the high-quality assets of the operating portfolio and the attractive development pipeline, we are particularly excited about the strategic opportunity to further penetrate the university segment with the addition of the team from Wexford Science & Technology. This group, which includes seasoned life science real estate experts with a successful track record of serving the specialized needs of universities, university-related institutions and healthcare systems, will continue to operate under the leadership and direction of James Berens, providing additional depth of skills and breadth of capabilities to our operating platform.”

Commenting on the merger, Mr. Berens said, “BioMed Realty is the ideal partner for Wexford Science & Technology because of their leadership position in the life science industry, and our shared technical expertise and understanding of and approach to life science real estate. In addition, BioMed Realty brings scale, financial strength, industry reach and a breadth of relationships that enhance our value proposition to our clients and our opportunity set within the academic and medical research communities. Equally important is the cultural fit of the two companies, where commitments to long-term relationships and supporting transformational research and groundbreaking science are values woven into the fabric of both companies.”

Transaction Benefits

•	Further penetration of high-quality university and medical system segment of life science real estate

o	Contribution of rents from universities and research institutions increases from 13% of annualized base rents to 18% of annualized base rents

o	Contribution of rents from A-rated public life science companies, universities and research institutions increases to 41% of annualized base rents

•	Addition of depth of expertise and key relationships in the academic and medical research segment of life science real estate

o	Potential for accelerated external growth opportunities, including active development program expanded from 53,000 square feet to approximately 988,000 square feet

•	Realization of expanded size, scale and diversification on a pro forma basis

o	Total portfolio of approximately 15.9 million square feet, upon completion of active developments

o	Annualized base rents of approximately $497 million

o	Reduction in top ten tenant concentration from 50% to 45% of annualized base rents

o	Further geographic diversification, with Boston/Cambridge remaining the largest market at 32% of annualized base rents

The figures above are as of December 31, 2012, giving pro forma effect to BioMed Realty’s previously announced February 2013 acquisition of Woodside Technology Park in Redwood City, California and the expected merger with Wexford Science & Technology. Annualized base rents represent the monthly contractual rent as of December 31, 2012, or if rent had not yet commenced, the first monthly rent payment due at each rent commencement date, annualized. Tenant classifications are based on management’s estimates. Pro forma estimates are not necessarily indicative of actual or future results.

Financial Impact of the Merger

BioMed Realty’s initial investment totals approximately $640 million, which is subject to adjustment based on working capital levels and construction and development costs incurred prior to closing, and includes approximately $169 million in assumption of debt at fair-value (net of funded reserves), approximately $133 million of common equity of BioMed Realty and its operating partnership subsidiary (of which $125 million may be payable in cash or common stock at BioMed Realty’s election), and the balance payable in cash. The company estimates that the net cost to complete the three active development projects described above is approximately $159 million, and expects to fund those projects in full in 2013 and 2014.

BioMed Realty estimates the in-place cash and GAAP net operating income yields to be approximately 6.5% and 7.3%, respectively. These yields are based on the estimated annualized third quarter 2013 net operating income plus the backlog of approximately $2.7 million associated with previously signed leases for which cash and GAAP rents have not yet commenced, and the purchase price allocation to the operating portfolio discussed above. These estimates do not include the benefits of any future leasing in the portfolio.

As a result of the transaction, the company anticipates general and administrative expense to increase to a total of approximately $12 million to $12.5 million per quarter.

Net operating income is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare operating performance at the property level. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to cash and GAAP net operating income for 2012, and definitions of terms, are included in BioMed Realty’s supplemental operating and financial data for the quarter ended December 31, 2012, available in the Investor Relations section of the company’s website at www.biomedrealty.com. The merger is subject to the receipt of lender, ground lessor and other third-party consents, waivers of rights of first offer and customary closing conditions, and BioMed Realty can offer no assurances that the merger will close on the terms described herein, or at all. The transaction is expected to close in or about the third quarter of 2013.

Goldman, Sachs & Co. acted as financial advisor to the primary shareholder of Wexford Science & Technology. Morgan Stanley acted as financial advisor to BioMed Realty. Stifel, Nicolaus & Company, Incorporated acted as financial advisor to Wexford Science & Technology.

About BioMed Realty Trust

BioMed Realty delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 13.2 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, Maryland, San Diego, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

About Wexford Science & Technology

Wexford Science & Technology, LLC is a private real estate investment and development company that meets the growing and specialized facilities needs of for-profit and not-for-profit institutions, including universities, university-related research parks and healthcare systems. Wexford collaborates with its client institutions to create and build knowledge-based communities, which are vibrant, mixed-use, amenity-rich environments where innovation thrives. Wexford owns or has interests in properties comprising approximately 2.5 million rentable square feet. Wexford’s objective is to become a long-term partner with its institutional clients, supporting strategic organizational growth in significant, value-added ways while strengthening the communities in which Wexford works.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: the possibility that the company’s merger with Wexford Science & Technology may not occur on the terms described herein, or at all; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully, including the company’s merger with Wexford Science & Technology and related development projects; the company’s ability to meet projected yields on properties, including projected yields on properties to be acquired in connection with the company’s merger with Wexford Science & Technology; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.